As filed with the Securities and Exchange Commission on November 1, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Twist Bioscience Corporation

(Exact name of registrant as specified in charter)

Delaware	46-2058888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

455 Mission Bay Boulevard South

San Francisco, CA 94158

(800) 719-0671

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Twist Bioscience Corporation

2018 Equity Incentive Plan

2013 Stock Plan

(Full title of the plans)

Mark Daniels, Esq.

Twist Bioscience Corporation

455 Mission Bay Boulevard South

San Francisco, CA 94158

(800) 719-0671

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John Bautista, Esq.

Peter Lamb, Esq.

Christopher Austin, Esq.

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94025

(650) 614-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share
To be issued under the Twist Bioscience Corporation 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to future awards under the 2018 Plan	3,306,601(2)	$13.32(3)	$44,027,392.32	$5,336.12
To be issued under the 2018 Plan pursuant to outstanding awards under the 2018 Plan	42,304(4)	$14.00(5)	$ 592,256.00	$ 71.78
To be issued under the Twist Bioscience Corporation 2013 Stock Plan (the “2013 Plan” and together with the 2018 Plan, the “Plans”) pursuant to outstanding awards under the 2013 Plan	2,492,507(6)	$ 8.27(5)	$20,613,032.89	$2,498.30
Totals:	5,841,412		$65,232,681.21	$7,906.20

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock (“Common Stock”) of Twist Bioscience Corporation (the “Registrant”) that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents 3,306,601 shares of Common Stock remaining available for issuance pursuant to future awards under the 2018 Plan. The 2018 Plan also provides that the number of shares reserved for issuance under the 2018 Plan will be automatically increased on the first day of each fiscal year, starting in fiscal 2020, by a number of shares that does not exceed the lesser of (i) 999,900 shares, (ii) 4% of the total number of shares of Common Stock outstanding at that time or (iii) such number of shares as determined by the Registrant’s board of directors.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $13.32, based on the average of the high sales price ($14.25) and the low sales price ($12.38) for the Common Stock as reported on The Nasdaq Global Select Market on October 31, 2018.

(4)	Represents shares of Common Stock subject to outstanding stock awards granted under the 2018 Plan.
(5)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of awards outstanding under the 2018 Plan or 2013 Plan, as applicable as of the date of this Registration Statement.

(6)	Represents shares of Common Stock subject to outstanding stock awards granted under the 2013 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)

The Registrant’s Prospectus dated October 30, 2018 and filed with the Commission on November 1, 2018, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-227672), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, dated October 25, 2018, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Orrick, Herrington & Sutcliffe LLP and certain attorneys and investment funds affiliated with the firm own shares of the Registrant’s preferred stock which will be converted into an aggregate of 38,041 shares of Common Stock immediately prior to the completion of the Registrant’s initial public offering of its Common Stock.

Item 6. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation, which will be in effect as of the closing of the Registrant’s initial public offering, contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law (the “DGCL”); or

•	any transaction from which they derived an improper personal benefit.

The Registrant’s amended and restated bylaws, which will be in effect as of the closing of the Registrant’s initial public offering, provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provides that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

The Registrant has also obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to (i) the Registrant’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (ii) the Registrant with respect to payments that may be made by the Registrant to these officers and directors pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Registrant, among other things, to indemnify the Registrant’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.

In addition, the underwriting agreement between the Registrant and the underwriters that was executed in connection with the Registrant’s initial public offering provides for indemnification by the underwriters of the Registrant and its officers, directors and employees for certain liabilities arising under the Securities Act, or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Documents

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature page to this Registration Statement)

99.1	2018 Equity Incentive Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1).

99.2	2013 Stock Plan and forms of agreement thereunder (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form S-1).

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 1, 2018.

Twist Bioscience Corporation

By	/s/ Emily M. Leproust
Emily M. Leproust
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Emily M. Leproust, James M. Thorburn and Mark Daniels each of them with power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments of this registration statement, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on November 1, 2018.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Emily M. Leproust Emily M. Leproust	President and Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2018

/s/ James M. Thorburn James M. Thorburn	Chief Financial Officer (Principal Financial and Accounting Officer)	November 1, 2018

/s/ William Banyai William Banyai	Director	November 1, 2018

/s/ Robert Chess Robert Chess	Director	November 1, 2018

/s/ Paul A. Conley Paul A. Conley	Director	November 1, 2018

/s/ Keith Crandell Keith Crandell	Director	November 1, 2018

/s/ Fredrick Craves Fredrick Craves	Director	November 1, 2018

/s/ Jan Johannessen Jan Johannessen	Director	November 1, 2018

/s/ Xiaoying Mai Xiaoying Mai	Director	November 1, 2018

/s/ Robert Ragusa Robert Ragusa	Director	November 1, 2018